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Freeport-McMoRan Copper & Gold Inc.
Reports Third-Quarter and Nine-Month 2006 Results

HIGHLIGHTS

▪	Third-quarter 2006 net income of $350.7 million, $1.67 per share, compared with net income of $165.8 million, $0.86 per share, for the third quarter of 2005.
▪
Third-quarter 2006 sales for PT Freeport Indonesia (PT-FI), FCX’s Indonesian mining unit, totaled 323.6 million pounds of copper and 478.0 thousand ounces of gold, compared with 346.3 million pounds and 475.0 thousand ounces in the third quarter of 2005.

▪
Projected annual sales for 2006 approximate 1.2 billion pounds of copper and 1.7 million ounces of gold, including 415 million pounds of copper and 470 thousand ounces of gold estimated for the fourth quarter.

▪
FCX’s operating cash flows totaled $692.5 million for the third quarter of 2006 and $1.1 billion for the first nine months of 2006. Assuming average prices of $3.25 per pound of copper and $575 per ounce of gold in the fourth quarter of 2006 and forecasted sales volumes, full-year operating cash flows would approximate $1.7 billion. Capital expenditures totaled $67.7 million for the third quarter of 2006 and $178.0 million for the first nine months of 2006, with full-year capital expenditures estimated to total $250 million.

▪
Total debt as of September 30, 2006, approximated $775 million, $76 million net of $699 million of cash. Total debt was reduced by $481 million during the first nine months of 2006, including $286.1 million from the recent conversions of FCX’s 7% Convertible Senior Notes due 2011 into common stock.

▪	Common stock dividends during the third quarter of 2006 totaled $206 million, $1.0625 per share, including a supplemental $148 million ($0.75 per share) dividend paid on September 29, 2006.
▪
During the first nine months of 2006, FCX completed financial transactions totaling $1.14 billion, including $481 million in debt reductions and $659 million in cash to shareholders ($559 million, $2.9375 per share, in common stock dividends and $100 million in common stock purchases).

NEW ORLEANS, LA, October 17, 2006 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported third-quarter 2006 net income applicable to common stock of $350.7 million, $1.67 per share, compared with net income of $165.8 million, $0.86 per share, for the third quarter of 2005. For the nine months ended September 30, 2006, FCX reported net income of $969.6 million, $4.64 per share, compared with $471.4 million, $2.48 per share, in the 2005 period.

Net income for the third quarter of 2006 included (1) losses of $35.9 million ($0.16 per share) on debt reductions, including $28.9 million ($0.13 per share) related to the conversions to common stock of FCX’s 7% Convertible Senior Notes due 2011 and $7.0 million ($0.03 per share) related to the final redemption of FCX’s Silver-Denominated Preferred Stock and (2) net gains from the disposition of land and certain royalty rights owned by Atlantic Copper, FCX’s wholly owned Spanish smelting unit, totaling $21.1 million ($0.10 per share). For the first nine months of 2006, net income included losses of $74.0 million ($0.33 per share) on debt reductions, including $36.6 million

($0.17 per share) related to the redemption of FCX’s Gold-Denominated Preferred Stock, and net gains of $29.7 million ($0.13 per share) at Atlantic Copper from the disposition of land and certain royalty rights. Net income for the third quarter and first nine months of 2005 included losses on debt reductions totaling $32.9 million ($0.15 per share).

SUMMARY FINANCIAL TABLE
	Third Quarter			Nine Months
	2006		2005	2006		2005
	(In Thousands, Except Per Share Amounts)
Revenues(a)	$1,636,049		$983,270	$4,148,373		$2,689,244
Operating income	735,434		459,551	2,006,511		1,247,593
Net income applicable to common stock(a), (b), (c)	350,662	(d)	165,805	969,567	(d)	471,447
Diluted net income per share
of common stock(a), (b), (c), (e)	$1.67	(d)	$0.86	$4.64	(d)	$2.48

Diluted average common shares outstanding(e)	221,077		219,824	221,434		220,285
a)
Includes losses on the redemption of Silver-Denominated Preferred Stock totaling $13.3 million ($7.0 million to net income or $0.03 per share) in the 2006 third quarter and nine-month periods, compared with $5.0 million ($2.6 million to net income or $0.01 per share) in the 2005 periods. Also includes a loss on the redemption of Gold-Denominated Preferred Stock, Series II totaling $69.0 million ($36.6 million to net income or $0.17 per share) in the 2006 nine-month period.

b)	After preferred dividends.
c)
Includes losses on the early extinguishment and conversion of debt totaling $29.9 million ($28.9 million to net income or $0.13 per share) in the 2006 third quarter, $32.1 million ($30.4 million to net income or $0.14 per share) in the 2006 nine-month period and $38.4 million ($30.3 million to net income or $0.14 per share) in the 2005 periods.

d)
Includes net gains from the disposition of land and certain royalty rights owned by Atlantic Copper totaling $21.1 million ($0.10 per share) in the 2006 third quarter and $29.7 million ($0.13 per share) in the 2006 nine-month period.

e)	Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock. See Note f on page III.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “Our third-quarter results continue to demonstrate the strong cash flows being generated by the Grasberg minerals district. Our large-scale mining operations and positive market conditions are allowing us to strengthen our balance sheet while providing significant cash returns to shareholders. The outlook for our business is positive, as we continue to build long-term values for our shareholders.”

PT-FI PRODUCTION AND SALES
PT-FI’s share of third-quarter 2006 sales totaled 323.6 million pounds of copper and 478.0 thousand ounces of gold, exceeding previous estimates reported in July 2006 of 280.0 million pounds of copper and 320.0 thousand ounces of gold. The higher than previously projected third-quarter sales reflect the mining of a high-grade section of the Grasberg pit previously scheduled to be mined in future periods. PT-FI will continue to seek to advance metal production when opportunities are available within safety and long-term productivity criteria.

	Third Quarter		Nine Months
	2006	2005	2006		2005
Copper (000s of recoverable pounds):
Production	307,600	344,500	766,000		982,400
Sales	323,600	346,300	768,900		988,100
Average realized price per pound	$3.43	$1.73	$3.38		$1.67
Gold (recoverable ounces):
Production	448,700	472,100	1,217,800		1,672,800
Sales	478,000	475,000	1,228,500		1,686,700
Average realized price per ounce	$608.57	$445.79	$540.67	(a)	$431.88

a)	Amount was $597.07 before revenue reduction resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

In the third quarter of 2006, copper ore grades averaged 0.85 percent and recovery rates averaged 85.9 percent, compared with 1.06 percent and 87.8 percent for the third quarter of 2005. Gold ore grades averaged 0.83 grams per metric ton (g/t) and recovery rates averaged 80.5 percent in the third quarter of 2006, compared with 1.16 g/t and 80.6 percent for the third quarter of 2005. Average ore grades improved during the third quarter of 2006, compared to the first half of 2006. The highest grades of 2006 are expected to be mined in the fourth quarter.

Mill throughput, which varies depending on ore types being processed, averaged 230,100 metric tons of ore per day in the third quarter of 2006 compared with 216,300 metric tons of ore in the third quarter of 2005.

Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 47,200 metric tons of ore per day in the third quarter of 2006, representing 21 percent of mill throughput. DOZ continues to perform above design capacity of 35,000 metric tons of ore per day. PT-FI is expanding the capacity of the DOZ underground operation to a sustained rate of 50,000 metric tons per day with the installation of a second crusher and additional ventilation, expected to be completed in mid-2007. PT-FI anticipates a further expansion of the DOZ mine to 80,000 metric tons per day. The DOZ mine is one of the world’s largest underground mines.

Realized copper prices nearly doubled to an average of $3.43 per pound in the third quarter of 2006 from $1.73 per pound in the third quarter of 2005. The spot copper price on the London Metal Exchange (LME) closed at $3.54 per pound on October 16, 2006. Realized gold prices improved by 37 percent to an average of $608.57 per ounce in the third quarter of 2006 from $445.79 per ounce in the third quarter of 2005. The London P.M. gold fixing price closed at $595.10 per ounce on October 16, 2006.

FCX’s concentrate sales for the third quarter of 2006 included 231.6 million pounds of copper, priced at an average of $3.43 per pound, subject to final pricing over the next several months. Each $0.05 change in the price realized from the September 30 price would result in an approximate $6 million effect on FCX’s 2006 net income. Third-quarter 2006 adjustments to concentrate sales recognized in prior quarters increased revenues by $33.3 million ($17.6 million to net income or $0.08 per share) compared with $48.8 million ($25.9 million to net income or $0.12 per share) in the third quarter of 2005.

PT-FI’s share of annual sales in 2006 is currently projected to approximate 1.2 billion pounds of copper and 1.7 million ounces of gold. PT-FI expects its fourth-quarter operations to benefit from access to higher grade material, providing estimated sales of approximately 415 million pounds of copper and 470 thousand ounces of gold. At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual sales of copper and gold. The achievement of PT-FI’s sales estimates will be dependent, among other factors, on the achievement of targeted mining rates, the successful operation of PT-FI production facilities, the impact of weather conditions at the end of fiscal periods on concentrate loading activities and other factors.

PT-FI’s mine plans are based on latest available data and studies, which take into account factors such as mining and milling rates, ore grades and recoveries, economic conditions and geological/geotechnical considerations. PT-FI updates these plans to incorporate new data and conditions, with the objective of operating safely, managing risks and maximizing economic values. While ongoing analyses may alter current expectations, PT-FI estimates its average annual sales for the period 2006 - 2010 to approximate 1.24 billion pounds of copper and 1.9 million ounces of gold.

PT-FI is continuing to analyze its longer range mine plans to assess the optimal design of the Grasberg open pit, which may affect the timing of development of the Grasberg underground block cave ore body. The analysis is incorporating the latest geological and geotechnical studies, costs and other economic factors to develop the optimal timing for transitioning from the open pit to the Grasberg block cave. PT-FI’s previous plan included the transition from the Grasberg open pit to the Grasberg block cave ore body in 2015. PT-FI expects to complete the current studies on longer range plans by year-end 2006.

UNIT NET CASH COSTS
	Third Quarter			Nine Months
	2006		2005	2006		2005
Per pound of copper:
Site production and delivery, after adjustments	$1.10		$0.71	$1.17		$0.67
Gold and silver credits	(0.95)		(0.63)	(1.02)		(0.76)
Treatment charges	0.44	(a)	0.25	0.43	(a)	0.23
Royalties	0.11		0.06	0.11		0.06
Unit net cash costs (b)	$0.70		$0.39	$0.69		$0.20

a)	Includes $0.02 per pound for adjustments to prior periods’ concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices.
b)
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash costs, including gold and silver credits, averaged $0.70 per pound of copper during the third quarter of 2006, compared with $0.39 per pound in the 2005 quarter. The higher unit net cash costs in the 2006 period reflect increased unit production costs (lower volumes, higher energy, labor and other input costs and the impact of changes in accounting for stripping costs) and higher treatment charges and royalties attributable to increased copper prices. Partly offsetting the higher costs were higher gold credits in 2006 reflecting higher average realized prices for gold. Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.

On January 1, 2006, FCX adopted Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-6), which requires that stripping costs be included in costs of sales as incurred beginning in 2006. Upon adoption of EITF 04-6, FCX eliminated its deferred mining cost asset ($285.4 million) at December 31, 2005, net of taxes, minority interest share and inventory effects ($135.9 million), as a cumulative effect adjustment which reduced its retained earnings on January 1, 2006. Unit site production and delivery costs were net of deferred mining costs of $0.05 per pound ($15.8 million) in the third quarter of 2005 and $0.07 per pound ($68.6 million) in the first nine months of 2005.

Assuming average copper prices of $3.25 per pound and average gold prices of $575 per ounce for the fourth quarter of 2006 and achievement of current 2006 sales estimates, PT-FI estimates that its annual 2006 unit net cash costs, including gold and silver credits, would approximate $0.70 per pound. Estimated unit net cash costs for 2006 are projected to be higher than the 2005 average, primarily because of lower 2006 copper and gold sales volumes, higher treatment charges and royalties attributable to increased copper prices, higher energy and other input costs and the change in the accounting treatment of stripping costs. Estimated average 2006 unit net cash costs are higher than previous estimates of $0.66 per pound, primarily reflecting the impact of higher copper prices on treatment charges and royalties, and increased energy and labor costs. Unit net cash costs for 2006 would change by approximately $0.01 per pound for each $25 per ounce change in the average price of gold in the fourth quarter.

SMELTER OPERATIONS
FCX’s investment in smelters serves an important role in its concentrate marketing strategy. Through downstream integration, FCX assures placement of a significant portion of its concentrate production. Taking into account taxes and minority interests, an equivalent change in PT-FI and Atlantic Copper treatment charges essentially offset in FCX's operating results. Treatment charges consist of a base rate and in certain contracts, price participation based on copper prices. The difference between PT-FI's and Atlantic Copper's treatment charges in the third quarter of 2006 primarily reflects variations in price participation provisions in long-term contracts and spot purchases with no price participation by Atlantic Copper during the period. Essentially all of PT-FI's concentrate is sold under long-term contracts.

Atlantic Copper treated 244,500 metric tons of concentrate and scrap in the third quarter of 2006, compared with 253,600 metric tons in the year-ago period. Atlantic Copper produced 124.6 million pounds of cathodes and sold 125.2 million pounds of cathodes during the third quarter of 2006, compared with cathode production of 138.2 million pounds and sales of 138.5 million pounds during the third quarter of 2005. Treatment charges received by Atlantic Copper averaged $0.32 per pound during the third quarter of 2006 and $0.26 per pound during the third quarter of 2005. The increase in treatment charges in the 2006 period reflects higher market rates and price participation under the terms of Atlantic Copper’s concentrate purchase and sales agreements. Cathode cash unit costs averaged $0.19 per pound in the third quarter of 2006 and $0.16 per pound in the third quarter of 2005 (see attached presentation, “Cathode Cash Unit Costs”). Higher unit costs in the 2006 period primarily reflect the impact of lower volumes.

Atlantic Copper reported operating income of $20.1 million for the third quarter of 2006, compared with $17.2 million in the 2005 period. The positive results in the 2006 period primarily reflect higher treatment charges, partly offset by lower volumes. Each $0.01 change in treatment charge rates equates to approximately $6 million of Atlantic Copper annual operating income.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 214,900 metric tons of concentrates in the third quarter of 2006, compared with 223,000 metric tons in the year-ago period. PT Smelting is completing an expansion of its production capacity from 250,000 metric tons of copper metal per year to 270,000 metric tons of copper metal per year. PT Smelting produced 127.7 million pounds of cathodes for the third quarter of 2006, compared with cathode production of 144.7 million pounds during the third quarter of 2005. The lower volumes in the 2006 period reflects the ramp-up in production following completion in the second quarter of a 22-day maintenance turnaround. PT Smelting’s cathode cash unit cost per pound totaled $0.20 per pound in the third quarter of 2006 and $0.13 per pound in the year-ago period (see attached presentation, “Cathode Cash Unit Costs”), primarily reflecting the impact of higher energy costs and lower volumes in 2006. PT-FI’s equity interest in PT Smelting’s earnings totaled $1.5 million, $1.2 million to net income or less than $0.01 per share, in the third quarter of 2006 compared to $1.3 million, $1.1 million to net income or less than $0.01 per share, in the 2005 quarter. In October 2006, PT Smelting temporarily suspended smelter operations following an equipment failure at the oxygen plant supplying the smelter. PT Smelting expects to resume operations in mid-December 2006. PT-FI’s share of the financial impact of the downtime to be recognized in the fourth quarter is estimated to approximate $11 million ($9 million to net income).

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sales to third parties occur. Changes in these net deferrals resulted in a reduction to FCX’s net income totaling $44.4 million, $0.20 per share, in the third quarter of 2006, compared with $1.5 million, $0.01 per share, in the third quarter of 2005, and an addition of $13.1 million, $0.06 per share, in the first nine months of 2006, compared with a reduction of $10.0 million, $0.05 per share, in the first nine months of 2005. At September 30, 2006, FCX’s net deferred profits on PT-FI concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income after taxes and minority interests sharing totaled $104.9 million. Based on copper prices of $3.25 per pound and gold prices of $575 per ounce for the fourth quarter of 2006 and current shipping schedules, FCX estimates that the net change in deferred profits on intercompany sales will result in a decrease to net income of approximately $25 million in the fourth quarter of 2006. The actual change in deferred intercompany profits may differ substantially from this estimate because of changes in the timing of shipments to affiliated smelters and metal prices.

EXPLORATION and MINE DEVELOPMENT ACTIVITIES
PT-FI’s exploration efforts in 2006 are focused on testing extensions of the Deep Grasberg and Kucing Liar mine complex and other targets in Block A of its Contract of Work, the existing producing area of the Grasberg minerals district. FCX continues to assess the timing of resumption of suspended exploration activities in prospective areas outside Block A.

In 2004, PT-FI commenced its Common Infrastructure project, which will provide access to its large undeveloped underground ore bodies located in the Grasberg minerals district through a tunnel system located approximately 400 meters deeper than its existing underground tunnel system. In addition to providing access to its underground ore bodies, the tunnel system will enable PT-FI to conduct future exploration in prospective areas associated with its currently identified ore bodies. The tunnel system has reached the Big Gossan terminal and PT-FI is proceeding with development of the lower Big Gossan infrastructure. PT-FI has also advanced development of the Deep Grasberg spur and has completed 60 percent of the tunneling required to reach the Grasberg underground ore body. PT-FI expects the Deep Grasberg spur to reach the Grasberg underground ore body in the second half of 2007 and will begin multi-year mine development activities.

The Big Gossan underground mine is a high-grade deposit located near the existing milling complex. Aggregate capital expenditures for Big Gossan to be incurred over a four-year period which began in 2005 total approximately $225 million, $195 million net to PT-FI, with a ramp-up to full production of 7,000 metric tons per day by 2010 (average annual aggregate incremental production approximating 135 million pounds of copper and 65,000 ounces of gold, with PT-FI receiving 60 percent of these amounts).

As discussed above, PT-FI is expanding the DOZ underground mine to 50,000 metric tons per day from the current capacity of 35,000 metric tons per day. The 50,000 metric tons per day expansion is on track for completion in mid-2007. PT-FI anticipates expanding this mine further to 80,000 metric tons of ore per day. The success of the development of the DOZ mine, one of the world’s largest underground operations, provides confidence in the future development of PT-FI’s large scale undeveloped ore bodies.

CASH FLOWS and DEBT REDUCTIONS
FCX generated operating cash flows totaling $692.5 million during the third quarter of 2006 and $1.1 billion for the first nine months of 2006. Operating cash flows for the first nine months of 2006 were reduced by $299.8 million for working capital requirements. Capital expenditures totaled $67.7 million for the third quarter of 2006 and $178.0 million for the first nine months of 2006. FCX’s capital expenditures for 2006 are currently estimated to approximate $250 million.

Using estimated sales volumes for the fourth quarter of 2006 and assuming average prices of $3.25 per pound of copper and $575 per ounce of gold for the remainder of 2006, FCX would generate operating cash flows approximating $1.7 billion in 2006. In the fourth quarter of 2006, each $0.10 per pound change in copper prices would affect 2006 cash flows by approximately $20 million and each $25 per ounce change in gold prices would affect 2006 cash flows by approximately $6 million.

Total debt as of September 30, 2006 was $774.5 million, $75.6 million net of $698.9 million of cash. Total debt was reduced by approximately $481 million in the first nine months of 2006, including $297 million in the third quarter. Third-quarter transactions included $286.1 million for the completion of a tender offer to induce conversion of FCX’s 7% Convertible Senior Notes due 2011 into 9.3 million shares of FCX common stock and $12.5 million for the final mandatory redemption of FCX’s Silver-Denominated Preferred Stock for $25.8 million. FCX recorded charges of $43.1 million ($35.9 million to net income, net of related reduction of interest expense, or $0.16 per share) in the third quarter of 2006 in connection with these transactions.

In July 2006, FCX and PT Freeport Indonesia entered into an amended credit agreement for a $465 million revolving credit facility compared with its previous $195 million facility that was scheduled to mature in September 2006. The new facility, which can be expanded to up to $500 million with additional lender commitments, matures in 2009 and no amounts are outstanding under the facility.

Following the debt repayments and redemptions during the first nine months of 2006, FCX’s debt maturities for the remainder of 2006 total $59 million and total $82 million for the three-year period of 2007 through 2009. FCX will continue to consider opportunities to repay debt in advance of scheduled maturities. In addition, FCX has the option to call its 10⅛% Senior Notes due 2010 (outstanding principal amount of $272.4 million) in February 2007.

FINANCIAL POLICY
FCX has a long-established tradition of returning cash to shareholders through dividends and share purchases. Based on current mine plans and subject to future copper and gold prices, FCX expects its cash flows to exceed budgeted capital expenditures by a substantial amount, which would provide opportunities to reduce debt further and return cash to shareholders through dividends and share purchases.

Financial transactions completed during the third quarter of 2006 totaled $503.6 million, including $297.3 million in debt reductions and $206.3 million in common stock dividends ($1.0625 per share). Dividends included a supplemental dividend of $0.75 per share paid on September 29, 2006. Year-to-date, FCX has completed approximately $1.14 billion in financial transactions, including debt reductions totaling $481.4 million, common stock dividends totaling $558.8 million ($2.9375 per share, including $2.00 per share in supplemental dividends) and $99.8 million in common stock purchases. Since December 2004, FCX has paid seven supplemental dividends totaling $699.4 million ($3.75 per share).

FCX has purchased a total of 7.8 million shares for $279.5 million (average of $36.05 per share) under its Board authorized 20-million share open market purchase program. As of October 16, 2006, 12.2 million shares remain available for purchase under the program. As of September 30, 2006, FCX had 196.9 million common shares outstanding.

The potential payment of future regular and supplemental dividends will be determined by FCX’s Board of Directors and will be dependent upon many factors, including FCX’s cash flows and financial position, copper and gold prices and general economic and market conditions. The timing of future purchases of FCX’s common stock depends on a number of factors including the price of its common shares, its cash flows and financial position, copper and gold prices and general economic and market conditions.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement and Regulation G Disclosure. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected treatment charge rates, projected operating cash flows, projected capital expenditures, the impact of copper and gold price changes, and the impact of changes in deferred intercompany profits on earnings. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The declaration and payment of dividends is at the discretion of the company’s Board of Directors and will depend on the company’s cash flows and financial position, copper and gold prices and general economic and market conditions. FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as unit net cash costs per pound of copper and cathode cash unit cost per pound of copper. As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.” A conference call with securities analysts about third-quarter 2006 results is scheduled for today at 10:00 a.m. EDT. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, November 10, 2006.

# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 1 of 2)

	Third Quarter		Nine Months
	2006	2005	2006		2005
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	307,600	344,500	766,000		982,400
Production (metric tons)	139,600	156,300	347,500		445,600
Sales (000s of pounds)	323,600	346,300	768,900		988,100
Sales (metric tons)	146,800	157,100	348,800		448,200
Average realized price per pound	$3.43	$1.73	$3.38		$1.67
Gold (recoverable ounces)
Production	448,700	472,100	1,217,800		1,672,800
Sales	478,000	475,000	1,228,500		1,686,700
Average realized price per ounce	$608.57	$445.79	$540.67	[a]	$431.88
Silver (recoverable ounces)
Production	1,050,000	1,062,800	2,606,400		3,380,800
Sales	1,096,100	1,065,500	2,638,400		3,393,500
Average realized price per ounce[b]	$5.25	$5.25	$6.58		$5.59

PT Freeport Indonesia, 100% Aggregate
Ore milled (metric tons per day)	230,100	216,300	223,600		209,200
Average ore grade
Copper (percent)	0.85	1.06	0.76		1.06
Gold (grams per metric ton)	0.83	1.16	0.81		1.40
Gold (ounce per metric ton)	0.027	0.037	0.026		0.045
Silver (grams per metric ton)	3.46	4.36	3.82		4.70
Silver (ounce per metric ton)	0.111	0.140	0.123		0.151
Recovery rates (percent)
Copper	85.9	87.8	84.3		88.3
Gold	80.5	80.6	79.4		82.5
Silver	58.0	57.5	47.0		56.2
Copper (recoverable)
Production (000s of pounds)	325,300	394,700	830,700		1,134,200
Production (metric tons)	147,600	179,100	376,800		514,500
Sales (000s of pounds)	342,900	396,600	834,100		1,140,500
Sales (metric tons)	155,500	179,900	378,300		517,300
Gold (recoverable ounces)
Production	456,400	590,700	1,252,800		2,082,000
Sales	486,800	594,400	1,266,900		2,096,200
Silver (recoverable ounces)
Production	1,117,200	1,277,900	2,711,300		3,877,400
Sales	1,167,300	1,283,900	2,722,700		3,898,100

a.	Amount was $597.07 before a loss resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.
b.
Amounts were $11.68 in the third quarter of 2006, $6.98 in the third quarter of 2005, $11.31 in the first nine months of 2006 and $7.00 in the first nine months of 2005 before losses resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 2 of 2)

	Third Quarter		Nine Months
	2006	2005	2006	2005
Atlantic Copper
Concentrate and scrap treated (metric tons)	244,500	253,600	724,100	716,300
Anodes
Production (000s of pounds)	148,400	162,300	444,200	469,100
Production (metric tons)	67,300	73,600	201,500	212,800
Sales (000s of pounds)	24,000	27,900	57,700	64,100
Sales (metric tons)	10,900	12,700	26,200	29,100
Cathodes
Production (000s of pounds)	124,600	138,200	385,500	407,700
Production (metric tons)	56,600	62,700	174,900	184,900
Sales (000s of pounds)	125,200	138,500	392,900	411,900
Sales (metric tons)	56,800	62,800	178,200	186,800
Gold sales in anodes and slimes (ounces)	124,600	176,400	569,200	422,600
Cathode cash unit cost per pound[a]	$0.19	$0.16	$0.20	$0.17

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	214,900	223,000	636,800	680,100
Anodes
Production (000s of pounds)	123,700	147,100	382,400	451,500
Production (metric tons)	56,200	66,700	173,500	204,800
Cathodes
Production (000s of pounds)	127,700	144,700	397,400	434,300
Production (metric tons)	58,000	65,600	180,300	197,000
Sales (000s of pounds)	124,000	144,700	394,300	433,900
Sales (metric tons)	56,300	65,600	178,900	196,800
Cathode cash unit cost per pound[b]	$0.20	$0.13	$0.20	$0.11

a.
For a reconciliation of cathode cash unit cost per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

b.
For a reconciliation of cathode cash unit cost per pound to equity in PT Smelting’s earnings reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Revenues[a]	$1,636,049	$983,270	$4,148,373	$2,689,244
Cost of sales:
Production and delivery[b]	791,385	434,368 [c]	1,874,907	1,189,960 [c]
Depreciation and amortization	60,827	61,646	147,432	172,731
Total cost of sales	852,212	496,014	2,022,339	1,362,691
Exploration expenses[b]	3,341	2,159	8,695	6,421
General and administrative expenses[b,d]	45,062	25,546	110,828	72,539
Total costs and expenses	900,615	523,719	2,141,862	1,441,651
Operating income	735,434	459,551	2,006,511	1,247,593
Equity in PT Smelting earnings	1,508	1,315	7,073	6,473
Interest expense, net	(18,556)	(33,330)	(62,251)	(106,170)
Losses on early extinguishment and
conversion of debt	(29,886)	(38,416)	(32,126)	(38,379)
Gains on sales of assets	21,078 [e]	-	29,689 [e]	-
Other income, net	6,252	3,605	17,215	19,700
Income before income taxes and minority
interests	715,830	392,725	1,966,111	1,129,217
Provision for income taxes	(303,844)	(186,712)	(835,810)	(539,424)
Minority interests in net income of
consolidated subsidiaries	(46,199)	(25,083)	(115,359)	(72,971)
Net income	365,787	180,930	1,014,942	516,822
Preferred dividends	(15,125)	(15,125)	(45,375)	(45,375)
Net income applicable to common stock	$350,662	$165,805	$969,567	$471,447

Net income per share of common stock:
Basic	$1.85	$0.93	$5.14	$2.64
Diluted[f]	$1.67	$0.86	$4.64	$2.48
Average common shares outstanding:
Basic	189,554	177,895	188,659	178,513
Diluted[f]	221,077	219,824	221,434	220,285

Dividends paid per share of common stock	$1.0625	$0.75	$2.9375	$1.75
a.
Includes positive adjustments to prior period concentrate sales totaling $33.3 million for the 2006 quarter, $48.8 million for the 2005 quarter, $138.5 million for the 2006 nine-month period and $8.6 million for the 2005 nine-month period. Also includes losses on the redemption of Silver-Denominated Preferred Stock totaling $13.3 million for the 2006 periods and $5.0 million for the 2005 periods, and a loss on the redemption of Gold-Denominated Preferred Stock, Series II totaling $69.0 million for the 2006 nine-month period.

b.
On January 1, 2006, FCX adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” or “SFAS 123R.” Incremental costs associated with adoption of SFAS 123R totaled $5.7 million ($3.3 million to net income) in the 2006 quarter and $21.6 million ($12.5 million to net income) in the 2006 nine-month period. Total stock-based compensation costs follow (in millions):

	Third Quarter		Nine-Month Period
	2006	2005	2006	2005
Production and delivery costs	$6.2	$1.8	$17.8	$4.4
Exploration expenses	0.3	-	1.0	-
General and administrative expenses	7.9	5.1	21.1	10.5
Total stock-based compensation costs	$14.4	$6.9	$39.9	$14.9
c.
Amounts are net of deferred mining costs of $15.8 million for the 2005 quarter and $68.6 million for the 2005 nine-month period. On January 1, 2006, FCX adopted new accounting rules, described in Note a on page IV, which require that stripping costs incurred during production be charged to cost of sales as incurred.

d.
Includes Rio Tinto’s share of joint venture reimbursements for employee stock option exercises which increased general and administrative expenses by $1.0 million for the 2006 quarter and decreased general and administrative expenses by $2.9 million for the 2005 quarter, $6.1 million for the 2006 nine-month period and $5.9 million for the 2005 nine-month period.

e.	Includes gains from the disposition of certain nonoperating assets owned by Atlantic Copper.
f.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expense totaling $2.9 million and dividends totaling $15.1 million for the 2006 quarter, interest expense of $9.2 million and dividends totaling $15.1 million for the 2005 quarter, interest expense of $13.0 million and dividends of $45.4 million for the 2006 nine-month period and interest expense of $29.8 million and dividends of $45.4 million for the 2005 nine-month period, and the inclusion of 30.0 million shares for the 2006 quarter, 39.6 million shares for the 2005 quarter, 31.3 million shares for the 2006 nine-month period and 39.7 million shares for the 2005 nine-month period.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2006		2005
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$698,890		$763,599
Accounts receivable	551,371		687,969
Inventories	751,534		565,019
Prepaid expenses and other	31,169		5,795
Total current assets	2,032,964		2,022,382
Property, plant, equipment and development costs, net	3,112,618		3,088,931
Deferred mining costs	-	[a]	285,355	[a]
Other assets	108,182		119,999
Investment in PT Smelting	26,625		33,539
Total assets	$5,280,389		$5,550,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$601,397		$573,560
Accrued income taxes	169,489		327,041
Current portion of long-term debt and short-term borrowings	72,577		253,350
Unearned customer receipts	41,756		57,184
Rio Tinto share of joint venture cash flows	30,425		125,809
Accrued interest payable	10,974		32,034
Total current liabilities	926,618		1,368,978
Long-term debt, less current portion:
Senior notes	612,900		624,365
Equipment and other loans	44,394		54,529
Atlantic Copper debt	37,571		37
Convertible senior notes	7,071		323,667
Total long-term debt, less current portion	701,936		1,002,598
Accrued postretirement benefits and other liabilities	247,242		210,259
Deferred income taxes	803,695		902,386
Minority interests	208,649		222,991
Stockholders’ equity:
Convertible perpetual preferred stock	1,100,000		1,100,000
Class B common stock	30,988		29,696
Capital in excess of par value of common stock	2,660,523		2,212,246
Retained earnings	1,346,462	[a]	1,086,191
Accumulated other comprehensive income	3,224		10,749
Common stock held in treasury	(2,748,948)		(2,595,888)
Total stockholders’ equity	2,392,249		1,842,994
Total liabilities and stockholders’ equity	$5,280,389		$5,550,206

a.
On January 1, 2006, FCX adopted Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-6), which requires that stripping costs incurred during production be considered costs of the extracted minerals and included as a component of inventory to be recognized in cost of sales in the same period as the revenue from the sale of inventory. Upon adoption of EITF 04-6, FCX recorded its deferred mining costs asset ($285.4 million) at December 31, 2005, net of taxes, minority interest share and inventory effects ($135.9 million), as a cumulative effect adjustment to reduce its retained earnings on January 1, 2006. In addition, stripping costs incurred in 2006 and later periods are now charged to cost of sales as incurred. Adoption of the new guidance has no impact on FCX’s cash flows.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
	(In Thousands)
Cash flow from operating activities:
Net income	$1,014,942 [a]	$516,822
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	147,432	172,731
Minority interests’ share of net income	115,359	72,971
Deferred income taxes	12,660	(24,085)
Stock-based compensation	39,075	13,255
Long-term compensation and postretirement benefits	12,207	3,082
Losses on early extinguishment and conversion of debt	32,126	38,379
Gains on sales of assets	(29,689)	-
Equity in PT Smelting earnings	(7,073)	(6,473)
Increase in deferred mining costs	- [a]	(68,610)[a]
Elimination of profit on PT Freeport Indonesia
sales to PT Smelting	7,368	3,120
Provision for inventory obsolescence	4,500	4,500
Other	19,380	2,606
(Increases) decreases in working capital:
Accounts receivable	131,465	5,582
Inventories	(182,055)	7,772
Prepaid expenses and other	(24,462)	(5,696)
Accounts payable and accrued liabilities	18,199	56,084
Rio Tinto share of joint venture cash flows	(95,384)	8,068
Accrued income taxes	(147,595)	82,919
(Increase) decrease in working capital	(299,832)	154,729
Net cash provided by operating activities	1,068,455	883,027
Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(165,070)	(85,793)
Atlantic Copper and other capital expenditures	(12,942)	(9,814)
Sales of assets	32,613	-
Investment in PT Smelting	(1,855)	-
Proceeds from insurance settlement	-	2,016
Net cash used in investing activities	(147,254)	(93,591)
Cash flow from financing activities:
Proceeds from debt	125,363	47,308
Repayments of debt	(322,181)	(460,309)
Purchases of FCX common shares	(99,783)	(80,227)
Cash dividends paid:
Common stock	(558,818)	(312,936)
Preferred stock	(45,375)	(45,376)
Minority interests	(113,526)[b]	(104,773)[b]
Net proceeds from exercised stock options	14,446	8,508
Excess tax benefit from exercised stock options	20,663 [c]	-
Other	(6,699)	(236)
Net cash used in financing activities	(985,910)	(948,041)
Net decrease in cash and cash equivalents	(64,709)	(158,605)
Cash and cash equivalents at beginning of year	763,599	551,450
Cash and cash equivalents at end of period	$698,890	$392,845

a.	See Note a on page IV. Stripping costs are no longer deferred and are included in net income.
b.	Represents minority ownership interests’ share of PT Freeport Indonesia and PT Puncakjaya Power dividends.
c.	Prior to adoption of SFAS 123R, these amounts would have been classified as operating cash flows.

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PT FREEPORT INDONESIA PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia’s mining operations expressed on a basis relating to its primary metal product, copper. PT Freeport Indonesia uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. This measure is presented by other copper and gold mining companies, although PT Freeport Indonesia’s measures may not be comparable to similarly titled measures reported by other companies.

PT Freeport Indonesia presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. PT Freeport Indonesia uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains copper, gold and silver, (3) it is not possible to specifically assign PT Freeport Indonesia’s costs to revenues from the copper, gold and silver it produces in concentrates, (4) it is the method used to compare mining operations in certain industry publications and (5) it is the method used by PT Freeport Indonesia’s management and Board of Directors to monitor its operations. In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values, which will vary to the extent our metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations below, PT Freeport Indonesia shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, PT Freeport Indonesia has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs, which consist of items such as stock-based compensation costs starting January 1, 2006, write-offs of equipment or unusual charges, have not been material. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold and silver revenues, excluding any impacts from redemption of the gold- and silver-denominated preferred stocks, are reflected as credits against site production and delivery costs in the by-product method. Presentations under both methods are shown below together with a reconciliation to amounts reported in FCX’s consolidated financial statements.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended September 30, 2006
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold		Silver	Total
Revenues, after adjustments shown below	$1,096,610	$1,096,610	$294,776		$12,608	$1,403,994

Site production and delivery, before net noncash
and nonrecurring costs shown below	354,930	277,224	74,519		3,187	354,930
Gold and silver credits	(307,384)	-	-		-	-
Treatment charges	141,585 [a]	110,587 [b]	29,727	[b]	1,271 [b]	141,585
Royalty on metals	36,982	28,885	7,765		332	36,982
Unit net cash costs	226,113	416,696	112,011		4,790	533,497
Depreciation and amortization	49,954	39,017	10,488		449	49,954
Noncash and nonrecurring costs, net	8,548	6,677	1,794		77	8,548
Total unit costs	284,615	462,390	124,293		5,316	591,999
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	36,937 [c]	50,192	-		(13,255)	36,937
PT Smelting intercompany profit elimination	(20,347)	(15,892)	(4,272)		(183)	(20,347)
Gross profit (loss)	$828,585	$668,520	$166,211		$(6,146)	$828,585

Pounds of copper sold (000s)	323,600	323,600
Ounces of gold sold			478,000
Ounces of silver sold					1,096,100

Gross profit (loss) per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$3.43	$3.43	$608.57		$5.25 [d]

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.10	0.86	155.90		2.91
Gold and silver credits	(0.95)	-	-		-
Treatment charges	0.44 [a]	0.34 [b]	62.19	[b]	1.16 [b]
Royalty on metals	0.11	0.09	16.24		0.30
Unit net cash costs	0.70	1.29	234.33		4.37
Depreciation and amortization	0.15	0.12	21.94		0.41
Noncash and nonrecurring costs, net	0.03	0.02	3.75		0.07
Total unit costs	0.88	1.43	260.02		4.85
Revenue adjustments, primarily for pricing on
prior period open sales	0.07 [c]	0.12	8.11		(5.84)
PT Smelting intercompany profit elimination	(0.06)	(0.05)	(8.94)		(0.17)
Gross profit (loss) per pound/ounce	$2.56	$2.07	$347.72		$(5.61)

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,403,994	$354,930	$49,954
Net noncash and nonrecurring costs per above	N/A	8,548	N/A
Less: Treatment charges per above	(141,585)	N/A	N/A
Royalty per above	(36,982)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	36,937	N/A	N/A
Mining and exploration segment	1,262,364	363,478	49,954
Smelting and refining segment	613,089	581,357	8,071
Eliminations and other	(239,404)	(153,450)	2,802
As reported in FCX’s consolidated financial
statements	$1,636,049	$791,385	$60,827

a.
Includes $6.7 million or $0.02 per pound for adjustments to prior quarters’ concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since June 30, 2006.

b.
Includes $5.2 million or $0.02 per pound for copper, $1.4 million or $2.95 per ounce for gold and $0.1 million or $0.05 per ounce for silver for adjustments to prior quarters’ concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since June 30, 2006.

c.	Includes a $13.3 million or $0.04 per pound loss on the redemption of FCX’s Silver-Denominated Preferred Stock.
d.	Amount was $11.68 before a loss resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended September 30, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold	Silver	Total
Revenues, after adjustments shown below	$593,374	$593,374		$210,377	$7,402	$811,153

Site production and delivery, before net noncash
and nonrecurring costs shown below	244,532 [a]	178,880	[b]	63,421 [b]	2,231 [b]	244,532
Gold and silver credits	(217,779)	-		-	-	-
Treatment charges	86,197	63,055		22,356	786	86,197
Royalty on metals	20,348	14,885		5,277	186	20,348
Unit net cash costs	133,298	256,820		91,054	3,203	351,077
Depreciation and amortization	51,143	37,412		13,264	467	51,143
Noncash and nonrecurring costs, net	2,469	1,806		640	23	2,469
Total unit costs	186,910	296,038		104,958	3,693	404,689
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	66,582 [c]	71,534		-	(4,952)	66,582
PT Smelting intercompany profit elimination	(3,096)	(2,265)		(803)	(28)	(3,096)
Gross profit (loss)	$469,950	$366,605		$104,616	$(1,271)	$469,950

Pounds of copper sold (000s)	346,300	346,300
Ounces of gold sold				475,000
Ounces of silver sold					1,065,500

Gross profit (loss) per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$1.73	$1.73		$445.79	$5.25 [d]

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.71 [a]	0.52	[b]	133.52 [b]	2.09 [b]
Gold and silver credits	(0.63)	-		-	-
Treatment charges	0.25	0.18		47.06	0.74
Royalty on metals	0.06	0.04		11.11	0.17
Unit net cash costs	0.39	0.74		191.69	3.00
Depreciation and amortization	0.14	0.11		27.92	0.44
Noncash and nonrecurring costs, net	0.01	0.01		1.35	0.02
Total unit costs	0.54	0.86		220.96	3.46
Revenue adjustments, primarily for pricing on
prior period open sales	0.18 [c]	0.19		(2.90)	(2.95)
PT Smelting intercompany profit elimination	(0.01)	-		(1.69)	(0.03)
Gross profit (loss) per pound/ounce	$1.36	$1.06		$220.24	$(1.19)

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$811,153	$244,532		$51,143
Net noncash and nonrecurring costs per above	N/A	2,469		N/A
Less: Treatment charges per above	(86,197)	N/A		N/A
Royalty per above	(20,348)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	66,582	N/A		N/A
Mining and exploration segment	771,190	247,001		51,143
Smelting and refining segment	378,412	351,517		7,415
Eliminations and other	(166,332)	(164,150)		3,088
As reported in FCX’s consolidated financial
statements	$983,270	$434,368		$61,646

a.	Net of deferred mining costs totaling $15.8 million or $0.05 per pound. Following adoption of EITF 04-6 on January 1, 2006, stripping costs are no longer deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $11.6 million or $0.03 per pound for copper, $4.1 million or $8.63 per ounce for gold and $0.1 million or $0.14 per ounce for silver. See Note a above and Note a on page IV.

c.	Includes a $5.0 million or $0.01 per pound loss on the redemption of FCX’s Silver-Denominated Preferred Stock.
d.	Amount was $6.98 before a loss resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Nine Months Ended September 30, 2006
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold		Silver		Total
Revenues, after adjustments shown below	$2,607,013	$2,607,013	$753,338		$31,115		$3,391,466

Site production and delivery, before net noncash
and nonrecurring costs shown below	900,838	692,472	200,101		8,265		900,838
Gold and silver credits	(784,453)	-	-		-		-
Treatment charges	332,425 [a]	255,534 [b]	73,841	[b]	3,050	[b]	332,425
Royalty on metals	79,850	61,381	17,736		733		79,850
Unit net cash costs	528,660	1,009,387	291,678		12,048		1,313,113
Depreciation and amortization	117,637	90,428	26,130		1,079		117,637
Noncash and nonrecurring costs, net	30,625	23,541	6,803		281		30,625
Total unit costs	676,922	1,123,356	324,611		13,408		1,461,375
Revenue adjustments, primarily for pricing on
prior period open sales and gold/silver hedging	115,124 [c]	197,341	(68,962)		(13,255)		115,124
PT Smelting intercompany profit elimination	(7,368)	(5,664)	(1,637)		(67)		(7,368)
Gross profit	$2,037,847	$1,675,334	$358,128		$4,385		$2,037,847

Pounds of copper sold (000s)	768,900	768,900
Ounces of gold sold			1,228,500
Ounces of silver sold					2,638,400

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$3.38	$3.38	$540.67	[d]	$6.58	[e]

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.17	0.90	162.88		3.13
Gold and silver credits	(1.02)	-	-		-
Treatment charges	0.43 [a]	0.33 [b]	60.11	[b]	1.16	[b]
Royalty on metals	0.11	0.08	14.44		0.28
Unit net cash costs	0.69	1.31	237.43		4.57
Depreciation and amortization	0.15	0.12	21.27		0.41
Noncash and nonrecurring costs, net	0.04	0.03	5.54		0.11
Total unit costs	0.88	1.46	264.24		5.09
Revenue adjustments, primarily for pricing on
prior period open sales	0.16 [c]	0.27	16.42		0.20
PT Smelting intercompany profit elimination	(0.01)	(0.01)	(1.33)		(0.03)
Gross profit per pound/ounce	$2.65	$2.18	$291.52		$1.66

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$3,391,466	$900,838	$117,637
Net noncash and nonrecurring costs per above	N/A	30,625	N/A
Less: Treatment charges per above	(332,425)	N/A	N/A
Royalty per above	(79,850)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	115,124	N/A	N/A
Mining and exploration segment	3,094,315	931,463	117,637
Smelting and refining segment	1,722,327	1,633,169	22,887
Eliminations and other	(668,269)	(689,725)	6,908
As reported in FCX’s consolidated financial
statements	$4,148,373	$1,874,907	$147,432

a.
Includes $12.4 million or $0.02 per pound for adjustments to 2005 concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since December 31, 2005.

b.
Includes $9.5 million or $0.01 per pound for copper, $2.8 million or $2.24 per ounce for gold and $0.1 million or $0.04 per ounce for silver for adjustments to 2005 concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since December 31, 2005.

c.
Includes a $69.0 million or $0.09 per pound loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II and a $13.3 million or $0.02 per pound loss on the redemption of FCX’s Silver-Denominated Preferred Stock.

d.	Amount was $597.07 before a loss resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.
e.	Amount was $11.31 before a loss resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Nine Months Ended September 30, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold	Silver		Total
Revenues, after adjustments shown below	$1,660,045	$1,660,045		$725,415	$23,908		$2,409,368

Site production and delivery, before net noncash
and nonrecurring costs shown below	658,958 [a]	454,019	[b]	198,400 [b]	6,539	[b]	658,958
Gold and silver credits	(749,323)	-		-	-		-
Treatment charges	225,551	155,404		67,909	2,238		225,551
Royalty on metals	56,867	39,181		17,122	564		56,867
Unit net cash costs	192,053	648,604		283,431	9,341		941,376
Depreciation and amortization	142,285	98,034		42,839	1,412		142,285
Noncash and nonrecurring costs, net	5,276	3,635		1,589	52		5,276
Total unit costs	339,614	750,273		327,859	10,805		1,088,937
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	10,024 [c]	14,976		-	(4,952)		10,024
PT Smelting intercompany profit elimination	(3,120)	(2,150)		(939)	(31)		(3,120)
Gross profit	$1,327,335	$922,598		$396,617	$8,120		$1,327,335

Pounds of copper sold (000s)	988,100	988,100
Ounces of gold sold				1,686,700
Ounces of silver sold					3,393,500

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$1.67	$1.67		$431.88	$5.59	[d]

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.67 [a]	0.46	[b]	117.63 [b]	1.93	[b]
Gold and silver credits	(0.76)	-		-	-
Treatment charges	0.23	0.16		40.26	0.66
Royalty on metals	0.06	0.04		10.15	0.17
Unit net cash costs	0.20	0.66		168.04	2.76
Depreciation and amortization	0.14	0.10		25.40	0.42
Noncash and nonrecurring costs, net	-	-		0.94	0.02
Total unit costs	0.34	0.76		194.38	3.20
Revenue adjustments, primarily for pricing on
prior period open sales	0.01 [c]	0.02		(1.80)	0.01
PT Smelting intercompany profit elimination	-	-		(0.56)	(0.01)
Gross profit per pound/ounce	$1.34	$0.93		$235.14	$2.39

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$2,409,368	$658,958		$142,285
Net noncash and nonrecurring costs per above	N/A	5,276		N/A
Less: Treatment charges per above	(225,551)	N/A		N/A
Royalty per above	(56,867)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	10,024	N/A		N/A
Mining and exploration segment	2,136,974	664,234		142,285
Smelting and refining segment	982,425	937,003		21,645
Eliminations and other	(430,155)	(411,277)		8,801
As reported in FCX’s consolidated financial
statements	$2,689,244	$1,189,960		$172,731

a.	Net of deferred mining costs totaling $68.6 million or $0.07 per pound. Following adoption of EITF 04-6 on January 1, 2006, stripping costs are no longer deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $47.3 million or $0.05 per pound for copper, $20.7 million or $12.25 per ounce for gold and $0.7 million or $0.20 per ounce for silver. See Note a above and Note a on page IV.

c.	Includes a $5.0 million or less than $0.01 per pound loss on the redemption of FCX’s Silver-Denominated Preferred Stock.
d.	Amount was $7.00 before a loss resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

X

FREEPORT-McMoRan COPPER & GOLD INC.
CATHODE CASH UNIT COSTS

Cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs incurred to produce cathodes at FCX’s smelting operations in Spain and Indonesia. FCX uses this measure for the same purpose and for monitoring operating performance at its smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although Atlantic Copper’s and PT Smelting’s measures may not be comparable to similarly titled measures reported by other companies.

ATLANTIC COPPER CATHODE CASH UNIT COST PER POUND OF COPPER
The reconciliation below presents reported production costs for FCX’s smelting and refining segment (Atlantic Copper) and subtracts or adds components of those costs that do not directly relate to the process of converting copper concentrates to cathodes. The adjusted production costs amounts are used to calculate Atlantic Copper’s cathode cash unit cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Smelting and refining segment production costs reported
in FCX’s consolidated financial statements	$581,357	$351,517	$1,633,169	$937,003
Less:
Raw material purchase costs	(465,864)	(237,502)	(1,201,282)	(643,972)
Production costs of anodes sold	(4,475)	(4,194)	(14,842)	(10,008)
Other	4,844	(1,238)	13,691	(2,260)
Credits:
Gold and silver revenues	(85,219)	(78,215)	(334,078)	(188,636)
Acid and other by-product revenues	(7,584)	(7,818)	(20,521)	(22,408)
Production costs used in calculating cathode cash unit
cost per pound	$23,059	$22,550	$76,137	$69,719

Pounds of cathode produced	124,600	138,200	385,500	407,700

Cathode cash unit cost per pound	$0.19	$0.16	$0.20	$0.17

PT SMELTING CATHODE CASH UNIT COST PER POUND OF COPPER
The calculation below presents PT Smelting’s reported operating costs and subtracts or adds components of those costs that do not directly relate to the process of converting copper concentrates to cathodes. PT Smelting’s operating costs are then reconciled to PT Freeport Indonesia’s equity in PT Smelting earnings reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating costs - PT Smelting (100%)	$27,995	$21,696	$83,399	$57,770
Add: Gold and silver refining charges	764	1,112	3,269	3,187
Less: Acid and other by-product revenues	(3,601)	(3,616)	(11,004)	(11,117)
Other	750	(114)	2,677	(1,070)
Production costs used in calculating cathode cash unit
cost per pound	$25,908	$19,078	$78,341	$48,770

Pounds of cathode produced	127,700	144,700	397,400	434,300

Cathode cash unit cost per pound	$0.20	$0.13	$0.20	$0.11

Reconciliation to Amounts Reported
Operating costs per above	$(27,995)	$(21,696)	$(83,399)	$(57,770)
Other costs	(519,972)	(332,544)	(1,520,555)	(923,489)
Revenue and other income	554,238	359,738	1,632,967	1,007,872
PT Smelting net income	6,271	5,498	29,013	26,613

PT Freeport Indonesia’s 25% equity interest	1,568	1,375	7,253	6,653
Amortization of excess investment cost	(60)	(60)	(180)	(180)
Equity in PT Smelting earnings reported in
FCX’s consolidated financial statements	$1,508	$1,315	$7,073	$6,473

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate. PT Indocopper Investama (100 percent owned by FCX) pays a 30 percent corporate income tax on dividends it receives from its 9.36 percent ownership in PT Freeport Indonesia. In addition, the tax treaty between Indonesia and the United States (U.S.) provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia and PT Indocopper Investama pay to their parent company, FCX. FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no net financial statement benefit. FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia’s profits in Indonesia, but can be utilized to offset Atlantic Copper’s future profits.

Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses. FCX receives minimal, if any, tax benefit from these costs, including interest expense, primarily because the parent company normally generates no taxable income from U.S. sources. As a result, FCX’s provision for income taxes as a percentage of its consolidated income before income taxes and minority interests will vary as PT Freeport Indonesia’s income changes, absent changes in Atlantic Copper and parent company costs. Summaries of the approximate significant components of the calculation of FCX’s consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Mining and exploration segment operating income[a]	$811,460	$449,248	$1,949,964	$1,268,335
Mining and exploration segment interest expense, net	(877)	(5,342)	(5,758)	(16,966)
Intercompany operating profit recognized (deferred)	(83,696)	(1,904)	24,723	(17,124)
Income before taxes	726,887	442,002	1,968,929	1,234,245
Indonesian corporate income tax rate	35%	35%	35%	35%
Corporate income taxes	254,410	154,701	689,125	431,986

Approximate PT Freeport Indonesia net income	472,477	287,301	1,279,804	802,259
Withholding tax on FCX’s equity share	9.064%	9.064%	9.064%	9.064%
Withholding taxes	42,825	26,041	116,001	72,717

PT Indocopper Investama corporate income tax	16,869	9,840	33,739	30,921
Other, net	(10,260)[b]	(3,870)	(3,055)[b]	3,800
FCX consolidated provision for income taxes	$303,844	$186,712	$835,810	$539,424

FCX consolidated effective tax rate	42%	48%	43%	48%

a.
Excludes charges for the in-the-money value of FCX stock option exercises, which are eliminated in consolidation, totaling $2.1 million for the 2006 quarter, $16.7 million for the 2005 quarter, $87.5 million for the 2006 nine-month period and $34.1 million for the 2005 nine-month period.

b.	Includes $15.5 million related to the reversal of a tax reserve following the outcome of a recent tax decision.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

BUSINESS SEGMENTS
FCX has two operating segments: “mining and exploration” and “smelting and refining.” The mining and exploration segment consists of FCX’s Indonesian activities including PT Freeport Indonesia’s copper and gold mining operations, PT Puncakjaya Power’s power-generating operations (after eliminations with PT Freeport Indonesia) and FCX’s Indonesian exploration activities. The smelting and refining segment includes Atlantic Copper’s operations in Spain and PT Freeport Indonesia’s equity investment in PT Smelting in Gresik, Indonesia. The segment data presented below were prepared on the same basis as FCX’s consolidated financial statements.

	Mining and Exploration		Smelting and Refining		Eliminations and Other	FCX Total
	(In Thousands)
Three months ended September 30, 2006:
Revenues	$1,262,364	[a]	$613,089		$(239,404)	$1,636,049
Production and delivery	363,478		581,357		(153,450)[b]	791,385
Depreciation and amortization	49,954		8,071		2,802	60,827
Exploration expenses	3,233		-		108	3,341
General and administrative expenses	36,290	[c]	3,598		5,174 [c]	45,062
Operating income (loss)	$809,409		$20,063		$(94,038)	$735,434
Equity in PT Smelting earnings	$-		$1,508		$-	$1,508
Interest expense, net	$877		$6,852		$10,827	$18,556
Provision for income taxes	$271,757		$-		$32,087	$303,844
Capital expenditures	$62,358		$6,760		$(1,451)	$67,667
Total assets	$3,945,830	[d]	$1,044,705	[e]	$289,854	$5,280,389

Three months ended September 30, 2005:
Revenues	$771,190	[a]	$378,412		$(166,332)	$983,270
Production and delivery	247,001		351,517		(164,150)[b]	434,368
Depreciation and amortization	51,143		7,415		3,088	61,646
Exploration expenses	2,099		-		60	2,159
General and administrative expenses	38,394	[c]	2,268		(15,116)[c]	25,546
Operating income	$432,553		$17,212		$9,786	$459,551
Equity in PT Smelting earnings	$-		$1,315		$-	$1,315
Interest expense, net	$5,342		$4,140		$23,848	$33,330
Provision for income taxes	$146,610		$-		$40,102	$186,712
Capital expenditures	$32,447		$1,444		$2,425	$36,316
Total assets	$3,889,800	[d]	$723,149	[e]	$264,832	$4,877,781

Nine months ended September 30, 2006:
Revenues	$3,094,315	[a]	$1,722,327		$(668,269)	$4,148,373
Production and delivery	931,463		1,633,169		(689,725)[b]	1,874,907
Depreciation and amortization	117,637		22,887		6,908	147,432
Exploration expenses	8,479		-		216	8,695
General and administrative expenses	174,285	[c]	10,902		(74,359)[c]	110,828
Operating income	$1,862,451		$55,369		$88,691	$2,006,511
Equity in PT Smelting earnings	$-		$7,073		$-	$7,073
Interest expense, net	$5,758		$17,123		$39,370	$62,251
Provision for income taxes	$653,449		$-		$182,361	$835,810
Capital expenditures	$167,690		$12,942		$(2,620)	$178,012

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total
	(In Thousands)
Nine months ended September 30, 2005:
Revenues	$2,136,974	[a]	$982,425	$(430,155)	$2,689,244
Production and delivery	664,234		937,003	(411,277)[b]	1,189,960
Depreciation and amortization	142,285		21,645	8,801	172,731
Exploration expenses	6,263		-	158	6,421
General and administrative expenses	90,001	[c]	8,173	(25,635)[c]	72,539
Operating income (loss)	$1,234,191		$15,604	$(2,202)	$1,247,593
Equity in PT Smelting earnings	$-		$6,473	$-	$6,473
Interest expense, net	$16,966		$12,332	$76,872	$106,170
Provision for income taxes	$429,936		$-	$109,488	$539,424
Capital expenditures	$85,955		$7,307	$2,345	$95,607

a.
Includes PT Freeport Indonesia’s sales to PT Smelting totaling $457.6 million in the 2006 quarter, $214.1 million in the 2005 quarter, $1,065.5 million in the 2006 nine-month period and $643.1 million in the 2005 nine-month period.

b.
Includes deferral of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale to third parties has not occurred, totaling $20.3 million in the 2006 quarter, $3.1 million in the 2005 quarter, $7.4 million in the 2006 nine-month period and $3.1 million in the 2005 nine-month period.

c.
Includes charges to the mining and exploration segment for the in-the-money value of FCX stock option exercises which are eliminated in consolidation totaling $2.1 million in the 2006 quarter, $16.7 million in the 2005 quarter, $87.5 million in the 2006 nine-month period and $34.1 million in the 2005 nine-month period.

d.	Includes PT Freeport Indonesia’s trade receivables with PT Smelting totaling $166.1 million at September 30, 2006, and $98.2 million at September 30, 2005.
e.	Includes PT Freeport Indonesia’s equity investment in PT Smelting totaling $26.6 million at September 30, 2006, and $51.2 million at September 30, 2005.

XIV